Exhibit 99

February 4, 2009

Helmerich & Payne Responds to Venezuela News Reports

TULSA, OKLA. - Helmerich & Payne, Inc. responded this afternoon to inaccurate news reports that were disseminated earlier in the day regarding its operations in Venezuela.  There has been no attempt by PDVSA or labor unions to seize company rigs or other property.  Of the nine H&P rigs that are active in Venezuela, operations on two rigs have been recently impacted by work stoppages initiated by a local labor union organization.    It is not yet clear how long the labor unions will impede transportation of crews to the two rig locations.

Last week, Helmerich & Payne, Inc. announced that it was ceasing operations on their rigs in Venezuela as their drilling contracts expire due to the lateness of accounts receivable collections from its customer, PDVSA.  Labor unions appear to be pleading for continuity of operations on all of the Company’s rigs in Venezuela.  The Company will continue to work with PDVSA to resolve pending receivable collections and potentially resume operations under new contracts with rigs that are currently idle.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 29, 2009, the Company’s existing fleet included 194 U.S. land rigs, 32 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another 27 new H&P-designed and operated FlexRigs®*, all of which correspond to previously announced commitments with customers.  Upon completion of these commitments, the Company’s global land fleet will include a total of 190 FlexRigs.

Statements in this release are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383